UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

             Certification and Notice of Termination of Registration under 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty
               to File Reports Under Sections 13 and 15(d) of the
                        Securities Exchange Act of 1934.

                        Commission file numbers:
                                    333-31964
                                   333-109143


                       CitiFinancial Mortgage Securities Inc.
           (Issuer in respect of the REMIC Pass-Through Certificates)
           ----------------------------------------------------------
             (Exact name of registrant as specified in its charter)


                               300 St. Paul Place
                            Baltimore, Maryland 21202
                                 (410) 332-3607
          -------------------------------------------------------------
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                 REMIC Pass-Through Certificates, Series 2003-1
            --------------------------------------------------------
            (Title of each class of securities covered by this Form)


                                 Not Applicable
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   (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d)remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)       [ ]        Rule 12h-3(b)(1)(i)       [X]
      Rule 12g-4(a)(1)(ii)      [ ]        Rule 12h-3(b)(1)(ii)      [ ]
      Rule 12g-4(a)(2)(i)       [ ]        Rule 12h-3(b)(2)(i)       [ ]
      Rule 12g-4(a)(2)(ii)      [ ]        Rule 12h-3(b)(2)(ii)      [ ]
                                           Rule 15d-6                [ ]

Approximate number of holders of record as of the certification or notice date: 18


      Pursuant to the requirements of the Securities Exchange Act of 1934, CitiFinancial Mortgage Securities Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: April 1, 2005                          BY:   /s/ Michael J. Tarpley
                                                   --------------------------
                                                       Michael J. Tarpley
                                                       Assistant Secretary